SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

                                 MAY 28, 2003
-------------------------------------------------------------------------------
              (Date of Report (Date of Earliest Event Reported))

                            LA-Z-BOY INCORPORATED
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

             MICHIGAN                                     38-0751137
-------------------------------------------------------------------------------
   (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                     Identification No.)

1284 North Telegraph Road, Monroe, Michigan               48162-3390
-------------------------------------------------------------------------------
  (Address of principal executive offices)                (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (734) 241-4414
                                                   --------------

                                     None
-------------------------------------------------------------------------------
Former name, former address and former fiscal year, if changed since last report.

Item 7. Financial Statements and Exhibits

    (c) The following exhibits are furnished as part of this report:

    Description                                                  Page #
    ---------------------------------------------------------------------
    99.1   Press Release Dated May 28, 2003                         3
    99.2   Supplemental Financial Information                      13


Item 9. Regulation FD Disclosure

    The following information is furnished pursuant to "Item 12. Results of Operations and Financial Condition."

    On May 28, 2003, La-Z-Boy Incorporated issued a press release to report the company's financial results for the quarter and fiscal year ended April 26, 2003. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1. Exhibit 99.2 contains unaudited quarterly financial data for the last eight quarters.

    La-Z-Boy has disclosed non-GAAP financial measures in the press release, including normalized net sales, normalized operating margin, and normalized diluted earnings per share for the fiscal quarters and fiscal years ended April 26, 2003 and April 27, 2002.

    La-Z-Boy believes that the presentation of normalized sales, which excludes the sales of Pilliod which was divested in November 2001, HickoryMark which ceased operations in October 2002 and the fiscal 2003 retail acquisitions, provides useful information to investors because it enables investors to make additional meaningful comparisons of our sales between one reporting period and another.

    La-Z-Boy believes that the presentation of normalized operating margin, which excludes restructuring and divestiture charges as well as amortization expense, provides useful information to investors because it enables investors to make additional meaningful comparisons of our performance from one reporting period to another. Because restructuring charges occur on an irregular basis, are often material and are not predictable, and because the discontinuation of amortization is a result of new accounting guidance, we believe that the non-GAAP presentation may be useful in assessing the operating performance of our company. The normalize operating margin is calculated by taking the normalized operating income divided by sales as reported.

    La-Z-Boy believes that the presentation of normalized diluted earnings per share, which excludes the cumulative effect of accounting change relating to our adoption of Statement of Financial Accounting Standards ("SFAS")
    No. 142, "Goodwill and Intangible Assets," as well as the adjustments discussed above, provides useful information to investors in evaluating the overall net effect of the foregoing adjustments and to make meaningful comparisons against the GAAP results that are presented.

    In accordance with the procedural guidance in SEC Release No. 33-8216, the information in this Form 8-K and the Exhibit attached to this Form 8-K are being furnished under "Item 9. Regulation FD Disclosure" rather than under "Item 12. Disclosure of Results of Operations and Financial Condition." The information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

99.1   Press Release Dated May 28, 2003


LA-Z-BOY REPORTS FOURTH QUARTER AND FULL YEAR OPERATING RESULTS
---------------------------------------------------------------

MONROE, MI. May 28, 2003 - La-Z-Boy Incorporated (NYSE, PCX: LZB) today reported its operating results for the fourth fiscal quarter and full fiscal year ending on April 26, 2003. Net sales for the quarter declined 9.4% from a year earlier, to $540 million. The quarter's operating margin was 8.0%, compared to 7.1% as reported in fiscal 2002's fourth quarter, and 9% as "normalized" to adjust for the elimination of amortization expense and restructuring charges (a reconciliation table of GAAP to non-GAAP normalized results follows). Diluted earnings per share were $0.45 - within management's previously announced guidance range. This compares against $0.41 per diluted share reported for fiscal 2002's fourth quarter, or $0.53 per share - as normalized.

La-Z-Boy Incorporated president and CEO Jerry Kiser said, "This was a difficult quarter for the industry and for our company. Several bouts of severe winter weather had a dampening impact on retail store traffic and sales. In addition, consumer confidence was weakened by the ongoing conflict in Iraq and an increase in consumers' general apprehension levels. Additionally, we are comparing against a strong year-earlier quarter, when our upholstery sales rose 11%. At the same time, the continued softness in our casegoods business is a continuing concern to our management team."

For the full fiscal year, net sales totaled $2.11 billion, down 2% from fiscal 2002's $2.15 billion. Adjusted to exclude the divestiture of Pilliod in November 2001, the phase-out of the operations of HickoryMark, announced in August 2002 and completed in October 2002, and the acquisition of five retail stores in Boston and Kansas City, fiscal 2003's sales were virtually flat with the prior year. Net income for fiscal 2003 was $0.63 per diluted share, after the cumulative effect of a $1.04 charge resulting from the company's adoption of Statement of Financial Accounting Standards No. 142 ("SFAS 142"), versus $1.01 in fiscal 2002. Prior to the adoption of SFAS 142 diluted earnings per share for the year totaled $1.67. In fiscal 2002, by comparison, the company earned $1.35 per diluted share, on a normalized basis. The elimination of goodwill and trade name amortization under SFAS 142 would have added $0.03 and $0.12, respectively, to fiscal 2002's fourth quarter and full year diluted earnings per share had SFAS 142 been in effect then. Operating margin for fiscal 2003 was 7.7%, up from a reported 4.5% and a normalized 6.5% in fiscal 2002.

Kiser commented, "Our industry has been operating in a difficult business climate for the past three years with the exception of a six month period at the beginning of 2002. During that time, the relatively stagnant U.S. economy, coupled with a wide variety of geopolitical uncertainties, has driven consumer confidence down to a recent nine-year low point and significantly curtailed retail furniture purchases. But we were encouraged by the overall progress La-Z-Boy achieved in fiscal 2003 - particularly the yearly margin improvement in both segments of our business. Due to the strength of our brands, products and distribution network, we believe La-Z-Boy is well-positioned to participate in a new growth cycle when the U.S. economy and consumer sentiment rebound."

Upholstery segment
------------------
Fiscal 2003's fourth quarter upholstery segment sales declined 8% from a year earlier as reported, and were down 7% excluding the phase-out of the HickoryMark brand and the retail store acquisitions mentioned earlier. Kiser noted, "A leading barometer for our upholstery group is the performance of our mostly independently-owned La-Z-Boy Furniture Galleries(R) stores which were up against a very strong year-earlier quarter. For the March 2003 calendar quarter, same store retail sales of the Furniture Galleries stores were off 6.3% from a year earlier. This compared to an 11.8% same store sales gain in the first quarter of calendar 2002. Total store sales for the quarter were up 1% reflecting the continued expansion and success of the overall system."

The upholstery segment operating margin for the most recent quarter was 10.3%, compared to a reported 10.9% and a normalized 11.1% in the final quarter of fiscal 2002. For fiscal 2003 as a whole, upholstery segment sales rose 3% as reported, and 4% on a normalized basis, and the annual operating margin increased to 9.7%, compared to a reported 8.5% and nearly a full point higher than fiscal 2002's normalized 8.9%. Kiser said, "Our upholstery group continues to improve margins as a result of their focus on continuous improvement, the fine tuning of product offerings and distribution expansion."

Kiser continued, "During the past year, we continued to build and strengthen our proprietary upholstery distribution network, not just at our flagship La-Z-Boy division, but also at England and Clayton Marcus. At the end of fiscal 2003, we had over 1,100 proprietary dealer locations with more than 7 million square feet of retail floor space dedicated to our upholstery lines. Of particular note are the new generation La-Z-Boy Furniture Galleries(R) stores, which have experienced higher traffic levels, higher average sales per consumer and higher total sales volumes than the old format stores. At the end of fiscal 2003, 46 new generation format stores were operating. Plans are to open another 40-45 of these stores during the current fiscal year, with 20-25 of these being new stores and the remainder being store remodels or relocations. Currently, there are 314 stand-alone stores."

Casegoods Segment
-----------------
On the casegoods side, sales declined 14% from a year earlier for both the April quarter and the full year. Excluding Pilliod, full year fiscal 2003 casegoods sales were down 10% compared with the prior year. The casegoods segment's operating margin for the April 2003 quarter was 4.8%, compared to a reported -0.9% and a normalized 6.3% for last year. Despite the lower sales for the full year, the segment's operating margin was 6.1%, compared to the reported -1.7% and a normalized 4.2% margin recorded in fiscal 2002.

Kiser commented, "The full year margin improvement in casegoods reflected benefits from our past restructuring efforts, as well as a growing volume of higher margin imports. One factor contributing to the sales decline is that casegoods product purchases are more easily postponed by consumers because they tend to be in a less visible area in the home and are not as impacted by style, color and the wear issues which exist in upholstered products. Accordingly, casegoods sales tend to be more heavily influenced by this factor in addition to factors such as overall consumer confidence."

He added, "While fourth quarter casegoods sales were clearly disappointing, we strongly believe the refocusing of our casegoods business is proceeding well at this point. We were especially pleased with the dealer enthusiasm and retail floor placements we received at this past April's International Home Furnishings Market. In particular, American Drew's Bob Mackie Two(TM), Pennsylvania House's New Standards(TM), and Kincaid's Cotswold(TM) (an addition to their Laura Ashley Home(TM) line) collections were extremely successful at the show. Although these new groups will not ship until fall, we are convinced their fresh looks which created a real sense of excitement among our retailers - along with carefully focused merchandising efforts - will help reverse the recent downward sales trend we have experienced in casegoods.

Kiser stated, "As we have previously stated, we continue to evaluate our domestic casegoods manufacturing and, in light of projected industry trends, our sales declines of the past several quarters and our ongoing migration to cost-competitive globally sourced products, we anticipate making a determination on a further consolidation of our domestic casegoods facilities within the next couple of weeks. The financial impact of this, including any potential additional restructuring charges, has not yet been fully evaluated and when complete will be communicated."

Balance sheet
-------------
Inventories remained flat during the April quarter and for the year rose $44 million, with virtually all of the increase concentrated in finished goods. This was a reflection of the rapid growth in imports as a percent of total sales and the longer lead times required for imports vis-a-vis domestically-produced products.

During fiscal 2003's final quarter, the company repurchased an additional 974,000 shares of its outstanding common stock for $17.7 million. This brought the total number of shares repurchased for all of fiscal 2003 to 5.5 million shares, or approximately 9% of the shares outstanding at the beginning of the year, at a total cost of $130 million. At year-end, 4.2 million shares remained available under the company's existing stock repurchase authorization.

Kiser noted that total debt declined slightly during the fourth quarter, to $224 million, and said the company's year-end debt-to-capitalization ratio of 26.9% was, "down slightly from 27.1% at the start of the quarter and well within our targeted range."

Business outlook
----------------
Commenting on the business outlook, Kiser said, "The recent conclusion of the conflict in Iraq produced an immediate rebound in U.S. consumer confidence, which potentially has positive implications for our industry. But the fact remains that we still face a large number of uncertainties which we believe make forecasting a virtually impossible task at present.

The U.S. economy remains highly unsettled, having lost a substantial number of jobs over the past six-to-nine months. The current elevated unemployment rates, coupled with virtually no jobs growth, have contributed to an extreme degree of consumer caution. Energy costs, while down from their recent peak levels, remain relatively high. Furthermore, U.S. retail sales figures have remained soft, despite the success of the Iraqi war.

Superimposed on these macroeconomic uncertainties are the unusually strong upholstery sales comparisons we recorded in last year's July quarter as we went into that quarter with very strong backlogs. All of these elements cause us to strongly suspect the current quarter's sales and earnings will be down significantly. Given the likely declining level of sales, we would also possibly take extended summer vacation plant shut downs in addition to the traditional time taken in July. While we could hazard a specific guess regarding sales and earnings performance for the current quarter, it would be only that, and we don't feel it would be a particularly reliable yardstick for our shareholders and other investors. So, until the visibility of our business improves, we have decided to suspend specific financial guidance at this time."

Conference Call Information
---------------------------
The dial-in phone number for tomorrow's conference call at 11 a.m. E.T. will be (800) 374-1298 for persons calling from within the U.S. or Canada, and
(706) 634-5855 for international callers. The call will also be webcast live and archived on the Internet, with both accessible at http://www.la-z-boy.com/about/ir_confcalls.asp. A telephone replay will be available for a week following the live call to callers from the U.S. and Canada at (800) 642-1687 and to international callers at (706) 645-9291. The replay passcode is 191820.

Forward-looking Information
---------------------------
Any forward-looking statements contained in this news release are based on current information and assumptions and represent management's best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: changes in consumer sentiment or demand, changes in demographics, changes in housing sales, the impact of terrorism or war, energy price changes, the impact of SARS on imports, the impact of logistics on imports, the impact of interest rate changes, the availability and cost of capital, the impact of imports, changes in currency rates, competitive factors, operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs, effects of restructuring actions, changes in the regulatory environment, the impact of new manufacturing technologies, factors relating to acquisitions and other factors identified from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

Additional Information
----------------------
This news release is just one part of La-Z-Boy's financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com. Investors and others wishing to be notified of future news releases, SEC filings and conference calls may sign up at:
http://my.lazboy.com/mygallery/investor_relations.cfm.


Background Information
----------------------
With annual sales in excess of $2 billion, La-Z-Boy Incorporated is one of the world's leading residential furniture producers, marketing furniture for every room of the home and office, as well as for the hospitality, health care and assisted-living industries. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, Clayton Marcus, England, La-Z-Boy, La-Z-Boy Contract Furniture Group and Sam Moore, and the La-Z-Boy Casegoods Group companies are Alexvale, American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation's vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 314 stand-alone La-Z-Boy Furniture Galleries(R) stores and 317 La-Z-Boy In-Store Gallerys, in addition to in-store gallery programs at the company's Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication Furniture/Today, the La-Z-Boy Furniture Galleries retail network by itself represents the industry's fifth largest U.S. furniture retailer. Additional information is available at www.la-z-boy.com.


                                                       LA-Z-BOY INCORPORATED
                                            CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                           (Amounts in thousands, except per share data)

                                                                 UNAUDITED                                UNAUDITED
                                                                                                        TWELVE MONTHS
                                                            FOURTH QUARTER ENDED                            ENDED
                                                     -----------------------------------       --------------------------------
                                                         4/26/03              4/27/02              4/26/03            4/27/02
                                                     ----------------      -------------       --------------     -------------
Sales                                                       $540,329           $596,062           $2,111,830        $2,153,952
Cost of sales                                                413,301            459,528            1,617,261         1,691,657
                                                     ----------------      -------------       ---------------    -------------
   Gross profit                                              127,028            136,534              494,569           462,295
Selling, general and administrative                           83,838             94,086              331,695           353,906
Loss on divestiture                                                -                  -                    -            11,689
                                                     ----------------      -------------       ---------------    -------------
   Operating income                                           43,190             42,448               162,874           96,700
Interest expense                                               3,382              2,059                10,510           10,063
Other income (expense)                                           688                (18)                2,633            2,299
                                                     ----------------      -------------       ---------------    -------------
   Pretax income                                              40,496             40,371               154,997           88,936
Income tax expense                                            15,387             15,505                58,899           27,185
                                                     ----------------      -------------       ---------------    -------------
   Income before cumulative effect of
        accounting change                                     25,109             24,866                96,098           61,751
Cumulative effect of accounting change
        (net of tax of $17,920)                                    -                  -               (59,782)               -
                                                     ----------------      -------------       ---------------    -------------
        Net income                                          $ 25,109           $ 24,866               $36,316          $61,751
                                                     ================      =============       ===============    =============

Basic average shares                                          55,523             60,445                57,120           60,739
Basic net income per share before
         cumulative effect of accounting change                $0.45              $0.41                 $1.68            $1.02
Cumulative effect of accounting change
         per share                                                 -                  -                 (1.04)               -
                                                     ----------------      -------------       ---------------    -------------
Basic net income per share                                     $0.45              $0.41                 $0.64            $1.02
                                                     ================      =============       ===============    =============

Diluted average shares                                        55,601             61,063                57,435           61,125
Diluted net income per share before
         cumulative effect of accounting change                $0.45              $0.41                 $1.67            $1.01
Cumulative effect of accounting change
         per share                                                 -                  -                 (1.04)               -
                                                     ----------------      -------------       ---------------    -------------
Diluted net income per share                                   $0.45              $0.41                 $0.63            $1.01
                                                     ================      =============       ===============    =============

Dividends paid per share                                       $0.10              $0.09                 $0.40            $0.36


Certain prior year information has been reclassified to be comparable to the current year presentation.


                            LA-Z-BOY INCORPORATED
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                                     UNAUDITED
                                            -------------------------------
(Amounts in thousands)                         4/26/03            4/27/02
                                            ------------       ------------
   Current assets
     Cash and equivalents                      $28,817            $26,771
     Receivables, net                          340,467            382,843
     Inventories, net                          252,537            208,657
     Deferred income taxes                      37,734             36,086
     Other current assets                       19,939             18,386
                                            ------------       ------------
       Total current assets                    679,494            672,743
   Property, plant and equipment, net          209,411            205,463
   Intangibles                                 149,951            225,016
   Other long-term assets                       84,210             58,605
                                            ------------       ------------
          Total assets                      $1,123,066         $1,161,827
                                            ============       ============
   Current liabilities
     Current portion of long-term debt
        and capital leases                      $1,619             $2,276
     Accounts payable                           78,931             68,497
     Other current liabilities                 134,037            156,120
                                            ------------       ------------
       Total current liabilities               214,587            226,893
   Long-term debt and capital leases           222,371            139,386
   Deferred income taxes                        36,928             47,196
   Other long-term liabilities                  39,241             34,830
   Shareholders' equity                        609,939            713,522
                                            ------------       ------------
     Total liabilities and
        shareholders' equity                $1,123,066         $1,161,827
                                            ============       ============

                                          CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                Unaudited Quarter Ended           Unaudited Year Ended
                                                                ------------------------         -----------------------
(Amounts in thousands)                                             4/26/03       4/27/02            4/26/03     4/27/02
                                                                ------------  -----------        ----------- -----------
Cash flows from operating activities
Net income                                                          $25,109      $24,866            $36,316     $61,751
Adjustments to reconcile net income to
     cash provided by operating activities
  Cumulative effect of accounting change-net
   of income taxes                                                        -            -             59,782           -
  Loss on divestiture                                                     -            -                  -      11,689
  Depreciation and amortization                                       7,855       11,245             30,695      43,988
  Change in working capital                                           9,881        5,505             (7,805)     24,217
  Change in deferred taxes                                            4,515       (8,184)             6,004      (8,431)
                                                                ------------  -----------        ----------- -----------
  Total adjustments                                                  22,251        8,566             88,676      71,463
                                                                ------------  -----------        ----------- -----------
    Cash provided by operating activities                            47,360       33,432            124,992     133,214

Cash flows from investing activities
  Proceeds from disposals of assets                                   3,116          133              4,348       2,341
  Capital expenditures                                               (7,044)      (9,624)           (32,821)    (32,966)
  Acquisitions, net of cash acquired                                      -            -             (3,089)          -
  Proceeds from divestiture                                               -            -                  -       6,048
  Change in other long-term assets                                  (15,290)       8,319            (30,210)     10,198
                                                                ------------  -----------        ----------- -----------
    Cash used for investing activities                              (19,218)      (1,172)           (61,772)    (14,379)

Cash flows from financing activities
  Net changes in debt                                                (1,410)      (3,756)            79,989     (73,982)
  Dividends paid                                                     (5,575)      (5,459)           (22,941)    (21,886)
  Stock transactions                                                (16,404)     (24,259)          (118,825)    (19,720)
                                                                ------------  -----------        ----------- -----------
    Cash used for financing activities                              (23,389)     (33,474)           (61,777)   (115,588)

Effect of exchange rate changes on cash                                 247        1,204                603         (41)
                                                                ------------  -----------        ----------- -----------
Change in cash and equivalents                                        5,000          (10)             2,046       3,206

Cash and equivalents at beginning of period                          23,817       26,781             26,771      23,565
                                                                ------------  -----------        ----------- -----------
Cash and equivalents at end of period                               $28,817      $26,771            $28,817     $26,771
                                                                ============  ===========        =========== ===========

Certain prior year information has been reclassified to be comparable to the current year presentation.


                                                 LA-Z-BOY INCORPORATED
                                                    Segment Analysis


                                                        UNAUDITED                                UNAUDITED
                                                  FOURTH QUARTER ENDED                      TWELVE MONTHS ENDED
                                            ----------------------------------       ----------------------------------
(Amounts in thousands)                          4/26/03             4/27/02              4/26/03            4/27/02
                                            ---------------      -------------       --------------    ----------------
    Sales
       Upholstery segment                         $414,386           $449,566            $1,589,778         $1,543,756
       Casegoods segment                           126,633            146,870               526,168            611,268
       Eliminations                                   (690)              (374)               (4,116)            (1,072)
                                            ---------------      -------------       ---------------     --------------
          Consolidated                            $540,329           $596,062            $2,111,830         $2,153,952
                                            ===============      =============       ===============     ==============
    Operating income
       Upholstery segment                          $42,666            $49,144              $154,617           $134,337
       Restructuring                                     -                  -                     -             (3,735)
                                            ---------------      -------------       ---------------     --------------
          Net Upholstery segment                    42,666             49,144               154,617            130,602

       Casegoods segment                             6,031              7,722                32,110             19,569
       Restructuring                                     -             (9,000)                    -            (18,452)
       Loss on divestiture                               -                  -                     -            (11,689)
                                            ---------------      -------------       ---------------     --------------
          Net Casegoods segment                      6,031             (1,278)               32,110            (10,572)

       Corporate and other                          (5,507)            (5,418)              (23,853)           (23,330)
                                            ---------------      -------------       ---------------     --------------
       Consolidated                                 43,190             51,448               162,874            130,576
       Restructuring                                     -             (9,000)                    -            (22,187)
       Loss on divestiture                               -                  -                     -            (11,689)
                                            ---------------      -------------       ---------------     --------------
    Net Consolidated                               $43,190            $42,448              $162,874            $96,700
                                            ===============   ================       ===============      =============




                                            La-Z-Boy Incorporated
           Reconciliation of Non-GAAP Normalized Financial Information to GAAP Financial Information

(Amounts in thousands except per share data)
                                                Unaudited Quarter Ended               Unaudited Year Ended
                                            -------------------------------      -----------------------------
                                               4/26/03           4/27/02            4/26/03         4/27/02
Sales                                       -------------     -------------      --------------  -------------
Upholstery group as reported                   $414,386          $449,566          $1,589,778     $1,543,756
HickoryMark and Retail  (1)                      (2,067)           (5,531)            (21,308)       (35,145)
                                            -------------     -------------      --------------  -------------
  Normalized upholstery group                   412,319           444,035           1,568,470      1,508,611

Casegoods group as reported                     126,633           146,870             526,168        611,268
Pilliod  (2)                                          -                 -                   -        (24,203)
                                            -------------     -------------      --------------  -------------
  Normalized casegoods group                    126,633           146,870             526,168        587,065

Eliminations                                       (690)             (374)             (4,116)        (1,072)
                                            -------------     -------------      --------------  -------------
Consolidated as reported                        540,329           596,062           2,111,830      2,153,952
HickoryMark, Retail and Pilliod  (1)(2)          (2,067)           (5,531)            (21,308)       (59,348)
                                            -------------     -------------      --------------  -------------
  Normalized consolidated                      $538,262          $590,531          $2,090,522     $2,094,604
                                            =============     =============      ==============  =============


Operating income
 Upholstery group as reported                   $42,666           $49,144            $154,617       $130,602
 Restructuring  (3)                                   -                 -                   -          3,735
 Amortization  (4)                                    -               822                   -          3,286
                                            -------------     -------------      --------------  -------------
  Normalized upholstery group                    42,666            49,966             154,617        137,623

 Casegoods group as reported                      6,031            (1,278)             32,110        (10,572)
 Restructuring  (3)                                   -             9,000                   -         18,452
 Loss on divestiture of Pilliod                       -                 -                   -         11,689
 Amortization  (4)                                    -             1,493                   -          5,964
                                            -------------     -------------      --------------  -------------
  Normalized casegoods group                      6,031             9,215              32,110         25,533

 Other                                           (5,507)           (5,418)            (23,853)       (23,330)
                                            -------------     -------------      --------------  -------------
 Consolidated as reported                        43,190            42,448             162,874         96,700
 Restructuring  (3)                                   -             9,000                   -         22,187
 Loss on divestiture of Pilliod                       -                 -                   -         11,689
 Amortization  (4)                                    -             2,315                   -          9,250
                                            -------------     -------------      --------------  -------------
  Normalized consolidated                       $43,190           $53,763            $162,874       $139,826
                                            =============     =============      ==============  =============


Operating margin
  Upholstery group as reported                    10.3%             10.9%                9.7%           8.5%
  Normalized upholstery group                     10.3%             11.1%                9.7%           8.9%
  Casegoods group as reported                      4.8%             -0.9%                6.1%          -1.7%
  Normalized casegoods group                       4.8%              6.3%                6.1%           4.2%
  Consolidated as reported                         8.0%              7.1%                7.7%           4.5%
  Normalized consolidated                          8.0%              9.0%                7.7%           6.5%

Diluted net income per share
  Consolidated as reported                        $0.45             $0.41               $0.63          $1.01
  Restructuring                                       -              0.09                   -           0.22
  Amortization                                        -              0.03                   -           0.12
                                            -------------     -------------      --------------  -------------
   Normalized consolidated                        $0.45             $0.53               $0.63          $1.35
                                            =============     =============      ==============  =============


                            La-Z-Boy Incorporated
Footnotes to Reconciliation of Non-GAAP Normalized Financial Information to GAAP Financial Information

  (1) Excludes sales of fiscal 2003 retail store acquisitions and fiscal 2002 and fiscal 2003 sales of HickoryMark through its cessation of operations in October 2002.
  (2) Excludes fiscal 2002 sales of Pilliod through its November 2001 divestiture.
  (3)  Excludes the fiscal 2002 restructuring charges.
  (4)  Excludes amortization prior to our adoption of SFAS No. 142.

Exhibit 99.2  Supplemental Financial Information


                                              La-Z-Boy Incorporated
                                       Unaudited Quarterly Financial Data


(Amounts in thousands, except per share data)
Quarter ended                                          7/27/02         10/26/02        1/25/03         4/26/03
-----------------------------------------------------------------------------------------------------------------
Sales                                                  $497,375        $563,587 (1)   $510,539        $540,329
Cost of sales                                           382,552         429,161        392,247         413,301
                                                     -----------     -----------    -----------    ------------
    Gross profit                                        114,823         134,426        118,292         127,028
Selling, general and administrative                      81,936          87,190         78,731          83,838
                                                     -----------     -----------    -----------    ------------
    Operating income                                     32,887          47,236         39,561          43,190
Interest expense                                          2,027           2,153          2,948           3,382
Other income                                                116           1,394            435             688
                                                     -----------     -----------    -----------    ------------
    Pretax income                                        30,976          46,477         37,048          40,496
Income tax expense                                       11,848          17,777         13,887          15,387
                                                     -----------     -----------    -----------    ------------
    Income before cumulative effect of
       accounting change                                 19,128          28,700         23,161          25,109
Cumulative effect of accounting change
  (net of tax of $17,920)                               (59,782)              -              -               -
                                                     -----------     -----------    -----------    ------------
Net income (loss)                                      ($40,654)        $28,700        $23,161         $25,109
                                                     -----------     -----------    -----------    ------------

Diluted average shares outstanding                       59,667          57,760         56,765          55,601
Diluted net income per share before
   cumulative effect of accounting change                 $0.32           $0.50          $0.41           $0.45
Cumulative effect of accounting change
   per share                                              (1.00)              -              -               -
                                                     -----------     -----------    -----------    ------------
Diluted net income (loss) per share                      ($0.68)          $0.50          $0.41           $0.45


Quarter ended                                          7/28/01         10/27/01        1/26/02         4/27/02
-----------------------------------------------------------------------------------------------------------------
Sales                                                  $456,935        $557,408       $543,547(3)     $596,062
Cost of sales                                           369,729         446,105(2)     416,295         459,528(4)
                                                     -----------     -----------    -----------    ------------
    Gross profit                                         87,206         111,303        127,252         136,534
Selling, general and administrative                      80,229          89,697         89,894          94,086
Loss on divestiture                                           -               -         11,689               -
                                                     -----------     -----------    -----------    ------------
    Operating income                                      6,977          21,606         25,669          42,448
Interest expense                                          2,956           2,044          3,004           2,059
Other income (expense)                                      621             750            946             (18)
                                                     -----------     -----------    -----------    ------------
    Pretax income                                         4,642          20,312         23,611          40,371
Income tax expense                                        1,811           7,921          1,948          15,505
                                                     -----------     -----------    ------------     ----------
    Net income                                           $2,831         $12,391        $21,663         $24,866
                                                     -----------     -----------    ------------     ----------

Diluted average shares outstanding                       61,021          61,052         61,062          61,063
Diluted net income per share                              $0.05           $0.20          $0.35           $0.41


Some quarterly information has been reclassified in order to be comparable.

(1) HickoryMark is included in results through its cessation of operations in October 2002.
(2) Second quarter of fiscal 2002 cost of sales included restructuring of $13.2 million.
(3) Pilliod is included in operations through its divestiture in November 2001.
(4) Fourth quarter of fiscal 2002 cost of sales included restructuring of $9.0 million.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       LA-Z-BOY INCORPORATED
                                       -----------------------
                                             (Registrant)


Date   May 28, 2003                    /s/Louis M. Riccio, Jr.
                                       ------------------------
                                       Louis M. Riccio, Jr.
                                       On behalf of the registrant and as
                                       Chief Accounting Officer